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                                                                    EXHIBIT 21.1




                   SUBSIDIARIES OF MEDICAL ALLIANCE, INC.


1.       MAI Safety Compliance Services, Inc.
         Texas Corporation

2.       Physicians Marketing Services, Inc.
         d/b/a Laserway USA
         Texas Corporation

3.       Medical Alliance Canada, Ltd.
         Ontario Corporation